                                                                      EXHIBIT 12



            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
        DIVIDENDS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                             (DOLLARS IN THOUSANDS)


                                                                        2002             2001
                                                                     ----------       ----------
                                                                             (Unaudited)
Earnings:
Net Income                                                           $  389,624       $  368,223
  Add:
    Provision for income taxes (a)                                      190,048          195,589
    Fixed charges                                                       689,830          685,362
  Less:
    Capitalized interest                                                 44,968           44,220
                                                                     ----------       ----------
  Earnings as adjusted (A)                                           $1,224,534       $1,204,954
                                                                     ==========       ==========

Preferred dividend requirements                                      $   18,635       $   11,678
Ratio of income before provision for income taxes to net income             149%             153%
                                                                     ----------       ----------
  Preferred dividend factor on pretax basis                          $   27,766       $   17,867
Fixed Charges:
  Interest expense                                                      625,488          594,567
  Capitalized interest                                                   44,968           44,220
  Interest factor of rents                                               19,374           46,575
                                                                     ----------       ----------
  Fixed charges as adjusted (B)                                         689,830          685,362
                                                                     ----------       ----------

Fixed charges and preferred stock dividends (C)                      $  717,596       $  703,229
                                                                     ==========       ==========

Ratio of earnings to fixed charges
    (A) divided by (B)                                                     1.78x            1.76x
                                                                     ==========       ==========

Ratio of earnings to fixed charges and preferred stock
  dividends
    (A) divided by (C)                                                     1.71x            1.71x
                                                                     ==========       ==========

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(a)   Includes $8,180 of taxes related to cumulative effect of accounting change in 2001.